Exhibit 5

                             RICHARDSON & PATEL LLP
                                A Law Corporation
                            10900 Wilshire Boulevard
                                    Suite 500
                          Los Angeles, California 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                                 October 1, 2003

QT 5, Inc.
5655 Lindero Canyon Road, Suite 120
Westlake Village, California 91362

Ladies and Gentlemen:

         We have acted as counsel to QT 5, Inc. (the "Company") in connection with the registration with the Securities and Exchange Commission on Form SB-2 of 60,177,520 shares of the Company's common stock, par value $0.15 (the "Shares"), 5,270,854 of which have been issued to certain selling shareholders and the remainder of which may be issued to certain selling shareholders upon conversion of those certain 6% Convertible Debentures issued by the Company on August 22, 2003 or upon the exercise of certain warrants, including those warrants that were issued in conjunction with the issuance of the 6% Convertible Debentures. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company's Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

         Based upon that review, it is our opinion that the Shares now issued, as well as the Shares that may be issued upon conversion of the 6% Convertible Debentures or exercise of the warrants, will be legally issued, fully paid, and nonassessable under the Delaware General Corporation Law.

         We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

         We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Experts" in the registration statement.

                                            RICHARDSON & PATEL LLP

                                            /s/Richardson & Patel LLP